Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aimmune Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (No, 333-213499) on Form S-3 and the registration statements (Nos. 333-210142 and 333-206307) on Form S-8 of Aimmune Therapeutics, Inc. of our report dated March 15, 2017, with respect to the consolidated balance sheets of Aimmune Therapeutics, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Aimmune Therapeutics, Inc.

/s/ KPMG LLP

San Francisco, California

March 15, 2017